Exhibit 5.1

CMS Cameron McKenna Nabarro Olswang LLP
Summit Therapeutics plc 136a Eastern Avenue Milton Park Abingdon Oxfordshire OX14 4SB United Kingdom	Cannon Place 78 Cannon Street London EC4N 6AF DX 135316 London Cannon Place T +44 20 7367 3000 F +44 20 7367 2000 cms.law

12 June 2019

Our ref	GMG/JPK/CAP/160319.00001

Dear Sirs

Summit Therapeutics plc—Registration Statement on Form F-3—Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Summit Therapeutics plc (the “Company”), a public limited company incorporated in England and Wales in connection with the registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) which relates to the resale, from time to time, of up to 15,625,000 American Depositary Shares each representing five ordinary shares in the Company with a par value of £0.01 per share (the “ADSs”), representing in aggregate 78,125,000 of the Company’s ordinary shares (the “Shares”), held by Robert W. Duggan.

1.2

In connection with the preparation and filing with the SEC of the Registration Statement, to which this opinion is attached as an exhibit, we have been asked to provide an opinion on certain matters as set out at paragraph 4 (Opinion) below.

1.3	We have taken instructions in relation to these matters solely from you.

1.4

This opinion is based upon and limited to English law as applied by the English courts and published and in effect on the date of this opinion. It is given on the basis that it will be governed by and construed in accordance with English law. We have made no investigation of, and express no opinion on, matters of the laws of any other jurisdiction other than England. In particular (but without limitation):

1.4.1	we have made no independent investigation of the laws of the state of Delaware, or any other state of the United States of America; and

CMS Cameron McKenna Nabarro Olswang LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word “partner” to refer to a member, or an employee or consultant with equivalent standing and qualifications. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370 and by the Law Society of Scotland with registered number 47313. A list of members and their professional qualifications is open to inspection at the registered office, Cannon Place, 78 Cannon Street, London EC4N 6AF. Members are either solicitors or registered foreign lawyers. VAT registration number: 974 899 925. Further information about the firm can be found at cms.law

CMS Cameron McKenna Nabarro Olswang LLP is a member of CMS Legal Services EEIG (CMS EEIG), a European Economic Interest Grouping that coordinates an organisation of independent law firms. CMS EEIG provides no client services. Such services are solely provided by CMS EEIG’s member firms in their respective jurisdictions. CMS EEIG and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other. CMS EEIG and each member firm are liable only for their own acts or omissions and not those of each other. The brand name “CMS” and the term “firm” are used to refer to some or all of the member firms or their offices. Further information can be found at cms.law

Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

1.4.2

we express no opinion on European Community law as it affects any jurisdiction other than England (and, for this purpose, we have assumed that all statutory instruments or regulations made in England in purported implementation of any directive have been duly made in accordance with that directive and are valid in all respects under English law).

1.5

The opinions given in this opinion letter are strictly limited to the matters stated in paragraph 4 (Opinion) below and do not extend to, and are not to be read as extending by implication to, any other matters in connection with the Registration Statement (including the documents incorporated by reference therein), or any other document.

1.6	Nothing in this opinion confers any rights on any person under the Contracts (Rights of Third Parties) Act 1999.

2.	SCOPE OF ENQUIRY

For the purpose of this opinion, we have examined only the documents listed in the Schedule to this opinion letter and, where appropriate, defined them in that Schedule. We have not examined any other contracts, instruments or other documents entered into by or affecting the Company or any other corporate records of the Company, nor for these purposes have we carried out any due diligence into the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

For the purpose of this opinion, we have assumed:

3.1

the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us, whether as originals or copies, and that any signature or execution pages on which any such signatures and/or seals appear physically formed part of complete and final versions of those documents at the time of signing and/or sealing;

3.2	the conformity to original documents of all documents furnished to us as photocopies or facsimile copies or transmitted to us electronically;

3.3	that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

3.4

the Certificates and Articles of Association (both as defined in the Schedule to this opinion letter) (together, the “Constitutional Documents”) are up-to-date and currently in force, that the Constitutional Documents of the Company represent its entire constitution for the purposes of section 257 of the Companies Act 2006 and that the Company is carrying on business in accordance with its Constitutional Documents;

3.5

that the Minutes (as defined in the Schedule to this opinion letter) are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in the Minutes were validly passed and remain in full force and effect without modification;

3.6

that the Company has not passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding up or dissolution of the Company, that no application has been made to a court for an administration order in respect of the Company and no administration order has been made by a court in relation to the Company, that no appointment of an administrator of the Company has been made out of court and no notice of intention to appoint an administrator has been given or filed with a court in respect of the Company, that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer has been appointed in relation to the Company or any of its assets or revenues and that no procedure or step analogous to any of the foregoing has been taken in relation to the Company in any jurisdiction other than England and Wales;

3.7

that all persons have complied with all applicable provisions of the Financial Services and Markets Act 2000, as amended (“FSMA”) and any applicable secondary legislation made under it with respect to anything done by them in relation to the Shares in, from or otherwise involving, the United Kingdom (including, without limitation, sections 19 (general prohibition) and 21 (financial promotion) of FSMA);

3.8	that none of the documents furnished to us has been amended, supplemented or terminated (whether by written agreement, course of dealings or otherwise);

3.9	that the information revealed by the Search (as defined in the Schedule to this opinion letter) was accurate and complete in all respects and has not, since the time of such search, been altered;

3.10

that the information revealed by the Winding-up Search (as defined in the Schedule to this opinion letter) was accurate and complete in all respects and has not, since the time of such enquiry, been altered; and

3.11	that there are no provisions of the laws of any country or jurisdiction outside England which would have any implications for the opinions we express.

4.	OPINION

Based on the documents referred to and the assumptions in paragraph 3 and subject to the qualifications in paragraph 5 and to any matters not disclosed to us, we are of the opinion that the Shares have been duly and validly authorised and issued, are fully paid and will not be subject to any call for payment of further capital.

5.	QUALIFICATIONS

This opinion is subject to the following qualifications:

5.1	this opinion is given as at the date of this letter. We express no opinion as to the effect that any future event, or any act of the Company may have on the matters referred to herein;

5.2

with regard to the opinion given at paragraph 4 (Opinion) above that the Shares are fully paid, we have relied solely upon the returns filed by the Company at Companies House and we have not carried out any further investigation thereof;

5.3	we express no opinion as to any agreement, instrument or other document other than as specified in this letter;

5.4

it should be noted that the Search and the Winding-up Search are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, an administrator or receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced;

5.5	we express no opinion as to matters of fact; and

5.6	we express no opinion as to taxation.

6.	BENEFIT OF OPINION

6.1

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”; however by giving such consent we do not admit that we are experts under the Securities Act or the rules or regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion.

Yours faithfully

/s/ CMS Cameron McKenna Nabarro Olswang LLP

CMS Cameron McKenna Nabarro Olswang LLP

SCHEDULE

1.	Copies of the Company’s:

(a)	certificate of incorporation dated 4 August 2004 as Cobradragon plc;

(b)	certificate of incorporation on change of name dated 30 September 2004 (from Cobradragon plc to Vastox plc);

(c)	certificate of incorporation on change of name dated 19 July 2007 (from Vastox plc to Summit Corporation plc); and

(d)	certificate of incorporation on change of name dated 19 February 2015 (from Summit Corporation plc to Summit Therapeutics plc) (together, the “Certificates”).

2.	A copy of the articles of association of the Company (the “Articles of Association”) certified by a duly authorised officer of the Company on 11 June 2019 as a true and complete copy of the original.

3.

Copies of the minutes of: (1) the meeting of the board of directors of the Company held on 13 December 2018; (2) the meeting of a committee of the board of directors of the Company held on 14 December 2018; (3) the meeting of a committee of the board of directors of the Company held on 4 January 2019; (4) the general meeting of the Company held on 4 January 2019; and (5) the meeting of the board of directors of the Company in connection with the approval of Registration Statement held on 11 June 2019 (together, the “Minutes”), each certified by a duly authorised officer of the Company on 11 June 2019 as a true and complete copy of the original.

4.	A copy of the Registration Statement.

5.	An online search at Companies House in respect of information available on the Company’s file conducted on 11 June 2019 at 12:49 (the “Search”).

6.	A telephone search at the Central Index of Winding-up Petitions in respect of the Company conducted on 11 June 2019 at 13:46 (the “Winding-up Search”).

5